Exhibit 5.1

April 14, 2022	Our Ref: JT/WL/P3823-S11929

PropertyGuru Group Limited

Paya Lebar Quarter

Paya Lebar Link

#12-01/04

Singapore 408533

Dear Sir or Madam

PropertyGuru Group Limited

We have acted as Cayman Islands legal advisers to PropertyGuru Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration of (i) the issuance by the Company of up to 17,003,411 ordinary shares (the “Warrant Shares”) of the Company upon the exercise of warrants to purchase ordinary shares of the Company, and (ii) the offer and sale from time to time of (a) up to 146,358,455 ordinary shares of the Company, with par value US$0.0001 per share (the “Resale Shares”), (b) up to 12,960,001 warrants to acquire ordinary shares of the Company, and (c) up to 17,003,411 Warrant Shares, in each case, to be resold from time to time by certain securityholders of the Company named in the Registration Statement. We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the examinations and assumptions stated herein and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

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1.

The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The authorised share capital of the Company is currently US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each.

3.

The issue and allotment of the Warrant Shares pursuant to the Registration Statement has been duly authorised. When allotted, issued and fully paid for as contemplated in the Registration Statement and when appropriate entries have been made in the Register of Members of the Company, the Warrant Shares to be issued by the Company will be validly issued, allotted, fully paid and non-assessable, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

4.

Based solely on our review of the Current Register of Members (as defined in Schedule 1), the Resale Shares have been duly authorised, validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holders thereof by the Company).

5.	The execution, delivery and performance of the Warrant Documents (as defined in Schedule 1) have been authorised by and on behalf of the Company.

6.

The Warrant Documents to which the Company is a party have been duly authorised and executed by the Company and, when delivered by the Company, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers (Singapore) Limited Liability Partnership

WALKERS (SINGAPORE) LIMITED LIABILITY PARTNERSHIP

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.

The Certificate of Incorporation dated 14 July 2021, the Certificate of Incorporation on Change of Name dated 22 July 2021, the Memorandum and Articles of Association as registered on 14 July 2021, the Amended and Restated Memorandum and Articles of Association as adopted by special resolution on 23 July 2021 and effective on 16 March 2022 (the “Memorandum and Articles”), Register of Members of the Company dated 14 April 2022 (the “Current Register of Members”) and the Register of Directors of the Company dated 7 April 2022 (together the “Company Records”).

2.	A Certificate of Good Standing dated 7 April 2022 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.

A copy of executed written resolutions of the sole director of the Company dated 23 July 2021 (the “BCA Resolutions”) and 17 March 2022 (together with the BCA Resolutions, the “Director Resolutions”) and a copy of the executed written resolutions of the sole shareholder of the Company dated 23 July 2021 (together with the Director Resolutions, the “Resolutions”).

4.	The Registration Statement.

5.

The Novation, Assumption and Amendment Agreement, dated as of July 23, 2021 (the “Novation, Assumption and Amendment Agreement”), by and among the Company, PropertyGuru Pte. Ltd. and Epsilon Asia Holdings II Pte. Ltd., reviewed in the following form: https://www.sec.gov/Archives/edgar/data/0001873331/000119312521350212/d125138dex107.htm.

6.

The Warrant Agreement, dated January 25, 2021 (the “BT2 Warrant Agreement”), by and between Bridgetown 2 Holdings Limited (“BT2”) and Bridgetown 2 LLC (the “SPAC Sponsor”), reviewed in the following form: https://www.sec.gov/Archives/edgar/data/1831236/000121390021005362/ea134166ex4-1_bridgetown2.htm.

7.

The Private Placement Warrants Purchase Agreement, dated January 25, 2021 (the “BT2 Warrant Purchase Agreement”), by and between BT2 the SPAC Sponsor, reviewed in the following form: https://www.sec.gov/Archives/edgar/data/1831236/000121390021005362/ea134166ex10-4_bridgetown2.htm .

8.

The Assignment, Assumption and Amendment Agreement, dated July 23, 2021, by and among the Company, BT2, the SPAC Sponsor and Continental Stock Transfer  & Trust Company (the “Assignment, Assumption and Amendment Agreement”), reviewed in the following form: https://www.sec.gov/Archives/edgar/data/1831236/000119312521222836/d175182dex105.htm .

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9.

The Amended and Restated Assignment, Assumption and Amendment Agreement, dated as of December 1, 2021 (together with the Novation, Assumption and Amendment Agreement, the BT2 Warrant Agreement, the BT2 Warrant Purchase Agreement and the Assignment, Assumption and Amendment Agreement, the “Warrant Documents”), by and among the Company, BT2, the SPAC Sponsor and Continental Stock Transfer  & Trust Company, reviewed in the following form: https://www.sec.gov/Archives/edgar/data/0001873331/000119312521350212/d125138dex106.htm.

10.	The business combination agreement dated 23 July 2021 between the Company, PropertyGuru Pte. Ltd., BT2 and B2 PubCo Amalgamation Sub Pte. Ltd. (the “Business Combination Agreement”).

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SCHEDULE 2

ASSUMPTIONS

1.

The originals of all documents examined in connection with this opinion are authentic. The signatures, representations of signatures, initials and/or seals (as appropriate) on the Warrant Documents are genuine and are those of a person or persons given power to execute the Warrant Documents under the Resolutions. All documents (including the Warrant Documents) purporting to be signed or sealed have been so signed or sealed (as appropriate). All copies are complete and conform to their originals.

2.	The Memorandum and Articles reviewed by us are the Memorandum and Articles of Association of the Company that are in effect on the date hereof.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

4.

Each of the Registration Statement and the Warrant Documents will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

5.	The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman Islands law.

6.

The Novation, Assumption and Amendment Agreement is in the same form and shall be interpreted as the “Company Warrant Assumption Agreement” referred to in the Business Combination Agreement and such Company Warrant Assumption Agreement was exhibited to the Business Combination Agreement.

7.	The reference to the “Warrant Assumption Agreement” at paragraph 2.1(d)(iii) of the BCA Resolutions shall be read as “Company Warrant Assumption Agreement”.

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SCHEDULE 3

QUALIFICATIONS

1.

The term “enforceable” and its cognates as used in this opinion means that the obligations assumed by any party under the Document are of a type which the Courts enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

(a)

enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(b)

enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where a Court considers damages to be an adequate remedy;

(c)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(e)	a judgment of a Court may be required to be made in Cayman Islands dollars;

(f)

to the extent that any provision of the Document is adjudicated to be penal in nature, it will not be enforceable in the Courts; in particular, the enforceability of any provision of the Document that is adjudicated to constitute a secondary obligation which imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation may be limited;

(g)	to the extent that the performance of any obligation arising under the Document would be fraudulent or contrary to public policy, it will not be enforceable in the Courts;

(h)

in the case of an insolvent liquidation of the Company, its liabilities are required to be translated into the functional currency of the Company (being the currency of the primary economic environment in which it operated as at the commencement of the liquidation) at the exchange rates prevailing on the date of commencement of the voluntary liquidation or the day on which the winding up order is made (as the case may be);

(i)	a Court will not necessarily award costs in litigation in accordance with contractual provisions in this regard;

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(j)

the effectiveness of terms in the Document excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity.

2.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.